                                                                    Exhibit 10.2


                        SUMMARY OF EXECUTIVE COMPENSATION

                             (UPDATED: MAY 10, 2005)

The Company has previous filed employment agreements, each dated August 1, 1999, with Timothy G. Rupert, John H. Oldle, Dawne S. Hickton, and Lawrence W. Jacobs and an employment agreement dated November 1, 1999 with Gordon L. Berkstresser (the "Named Executive Officers"). On January 28, 2005 the Human Resources Committee of the Board of Directors met and set the salaries for these individuals for 2005 and awarded bonuses for 2004 performance.

The chart below outlines the 2005 base salary, bonuses and long term awards awarded in the first quarter of 2005 to each of the above Named Executive Officers. This information should be read as amending the information filed with respect to each of the executive's employment agreements. Additional information regarding executive compensation is available in the Company's proxy statement for the 2005 annual meeting of shareholders.


          NAME              2005 BASE SALARY       CASH BONUS AWARDED      MARKET VALUE OF      NUMBER OF SHARES OF
                                                  ON JANUARY 28, 2005      RESTRICTED STOCK       RTI COMMON STOCK
                                                                          AWARDED ON JANUARY     UNDERLYING OPTIONS
                                                                              28, 2005(1)        GRANTED ON JANUARY
                                                                                                      28, 2005
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Timothy G. Rupert              $450,000                $375,000               $537,500                15,000
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 John H. Odle                   $287,000                $125,000               $215,000                10,000
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Gordon L. Berkstresser         $150,000                $ 65,000               $ 96,750                 5,000
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Dawne S. Hickton               $200,000                $100,000               $161,250                 8,000
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Lawrence W. Jacobs             $170,000                $ 65,000               $107,500                 5,000
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

The attached Annex sets forth the Company's pay philosophy related to the Named Executive Officers as well as the Company's other officers, which has been adopted by the Human Resources Committee and serves as a basis in the Committee's deliberations with respect to establishing yearly compensation packages.


-----------------------------------
(1) Market value on January 28,2005

                      PAY PHILOSOPHY AND GUIDING PRINCIPLES
                        COVERING OFFICER COMPENSATION AT
                         RTI INTERNATIONAL METALS, INC.


         (As Amended by the Human Resources Committee on July 25, 2003)


1. SCOPE

The pay philosophy and guiding principles described herein are applicable to the RTI International Metals, Inc. officer positions listed below, as well as any other positions so designated by the Board of Directors:

                                OFFICER-DIRECTORS
                      President and Chief Executive Officer
                            Executive Vice President

                                    OFFICERS
                                 Vice Presidents


OVERALL PHILOSOPHY

RTI's officer compensation programs are designed to:

- promote achievement of the company's business objectives and reinforce its strategies

- align the interests of the company's officers with those of RTI's shareholders

- provide pay that is externally competitive and internally equitable, that rewards accomplishment to the extent identifiable and measurable and that delivers significant rewards for exceptional performance.

GUIDING PRINCIPLES

I. Pay Program Characteristics. The Company's officer compensation programs will be managed to help communicate desired results and promote decisions and actions that produce these results. The programs will be characterized by:

        A. Variability. A large portion of total compensation will be based on company performance, recognizing the highly cyclical nature of the business and the need to maintain conservative compensation levels during business downturns. While salaries will generally be maintained at competitive levels, the major opportunities for significant upward shifts in total compensation will be provided from short- and long-term incentive programs.

        B. Clarity. Performance objectives for short- and long-term incentive programs, whether quantitative or qualitative, will be clearly articulated. Normally the objectives will be predetermined and the related performance evaluations will be straightforward - - with little need for after-the-fact discretionary judgment. However, the opportunity to apply such judgment, when deemed necessary by the Board, will be provided.

        C. Communicability. Officers will be aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve these earnings. Specific areas of communication will be:

                1. The factors considered in determining salary levels and increases.

                2.      Annual incentive target objectives and results.

                3. Annual target levels for restricted stock vesting, performance measures and results.

        D. Strategic Emphasis. The development and administration of compensation programs will include recognition of the roles of various elements of pay in attracting, retaining and motivating employees, the aspects of performance that each element is best suited to reward and the characteristics of the company and its officer group that point to emphasis on specific elements of pay.

                The table below illustrates, for each officer position, the approximate proportion of total direct compensation to be represented by each element, assuming both short- and long-term incentives are paid at target levels:

                                                                      Percent of Direct Compensation
                                                          --------------------------------------------------------
                                                                                   Incentives
                                                                           ---------------------------
                                                              Salary       Short Term    Long Term       Total
                                                          ---------------- ------------- ------------- -----------
               President and Chief Executive Officer            35              20            45          100
               Executive Vice President                         40              20            40          100
               Vice Presidents                                  45              15            40          100


II. Pay Positioning and Delivery. Overall, direct compensation (salary, bonus and long-term incentives) for RTI's officer group should provide remuneration at about the comparator group (as described in Section III) average or median when all aspects of performance are at target levels, and at or above the comparator group when performance levels significantly exceed the target.

        A.      Salary Administration

                1. Salary Structure. The midpoint of the salary range for each position will be maintained near the median of that for similar positions at appropriate comparator companies (as described in Section III), with the maximum near the 75th percentile of the comparator group. Midpoints will also be monitored to ensure that each reflects the relative value of the position compared with other RTI officer positions.

                2. Salary. The major role of salary in rewarding performance and accomplishment is the recognition of consistent excellent performance over a number of years. Merit budgets, as well as individual promotional increases, will reflect such factors as general economic conditions, RTI's performance and the availability of funds. An individual's salary may fall anywhere in the range, up to and including the maximum. However, individual salary increase levels will reflect a variety of factors, including relevant experience, time in position and individual performance as measured in an annual performance review.

        B.      Incentive Compensation

                1. Annual Incentive Compensation. The major role of annual incentive, or bonus, payments is to motivate employees through the recognition of attainment of specific key objectives and/or other strategic milestones or operational goals. Awards for officer employees are paid under RTI's Annual Incentive Compensation Plan. The Plan's award opportunity guidelines for participants, shown below, will be maintained near the median of that for similar positions at appropriate comparator companies (as described in Section III).

                                                                                   Percent of Salary
                                                                        -----------------------------------------
                                                                                Range               Target
                                                                        ---------------------- ------------------

                    President and Chief Executive Officer                     0 to 120                60
                    Executive Vice President                                  0 to 100                50
                    Vice Presidents                                            0 to 80                40


                The Board of Directors will approve a financial plan at the first meeting of the year which will serve as the basis upon which the awards are to be paid.

                The Board may establish such individual performance objectives for the year, as developed by management or by the Board itself, which it deems relevant.

                No award will be paid to participant whose performance is judged to be unacceptable regardless of the level of corporate performance. Likewise, the Board may pay one or more awards to recognize exceptional individual performance regardless of the level of corporate performance.

                2. Long-Term Incentive Compensation. Opportunities for payouts will be designed specifically to reward increases in shareholder wealth, as measured by the price of RTI's common stock and dividend levels, if any, as well as improvement in earnings per share.

                        (A) Grant Levels. The table below shows target award levels, as a percent of salary, for officer positions:

                                                                           Target Range
                                                                            Long-Term              Target Split
                                                                         Incentive Award,            Stock/
                           Position                                     Percent of Salary          Stock Options
                        ----------------------------------------- ------------------------ -----------------------
                           President and Chief
                                     Executive Officer                      90 - 130                  80/20
                           Executive Vice President                         80 - 120                  75/25
                           Vice Presidents                                   40 - 80                  70/30


                        (B) Grant Types and Valuation. Long-term incentive grants will be made in a combination of restricted stock and stock options. Stock options may be traditional or nontraditional stock options and may be granted with or without stock appreciation rights settled in cash or shares, all, at the discretion of the Human Resources Committee and consistent with the provisions of the 1995 Stock Plan.

                                The total projected value of the combination grant for each grantee will be roughly divided, as shown above, between the two types of grants. The target split is intended as rough guidance and the actual split is left to the discretion of the Human Resources Committee. Projected grant valuations may be based on any generally accepted methodology, including mathematical models, including the exercise of judgment.

                        (C) Grant Frequency. Unless otherwise determined by the Human Resources Committee, grants of stock and stock options will be made annually. A stock grant may be a normal, target-level grant or a "reload" grant that recognizes above-target vesting.

                        (D)     Timing Considerations.

                                (1)     Restricted Stock. Unless otherwise
                                        determined by the Human Resources
                                        Committee, each grant of restricted
                                        stock will be released from restrictions at a minimum rate of 20 percent a year beginning the year following the grant year. This rate may be increased for any year, to a maximum of 25 percent, based on the actual percentage improvement in average earnings per share, for the last three consecutive years immediately preceding the year in which the stock is being vested, over the average for the three consecutive years ending at the beginning of the year preceding the year in which the stock is being vested.

                         (2) Stock Options. Unless otherwise determined by the Human Resources Committee, stock options will vest in equal installments over a three-year period beginning one year following the date of grant.

III.    Comparative Data.


        A.      Data Selection Factors. Generally, because of the dearth of U.
                S. companies that compete directly with RTI and because managerial talent can be found in organizations other than directly competing companies, the compensation data selected for use in company and/or individual position comparisons will include information on a broad group of U. S. industrial companies similar to RTI. The primary determinant of similarity will be sales volume; however, when available, other measures of "size", such as assets, total capital, total market value, and number of employees, will also be included. When appropriate and available, data specific to the metals industry or a specific position will be used.

        B. Sources of Comparative Data. Compensation data used in comparisons will be obtained from nationally recognized compensation consulting firms, such as William M. Mercer, Hay Management Consultants, Hewitt Associates, Towers Perrin, or such other sources as are approved by the Chairman of the Board of Directors.

IV. Benefits. The objective in providing benefits for RTI's officers will be to deliver adequate benefits in the most effective way possible.

V. Perquisites. Perquisites, which will not be emphasized, will be reviewed in their entirety by the Board of Directors from time to time.

VI. Stock Ownership Guidelines. Each officer will be expected to maintain a meaningful equity position in the company's stock. The Board of Directors may establish target ownership levels for officers from time to time.

VII. Capital Accumulation/Estate Planning. In designing and administering compensation programs, consideration will be given to provisions that accommodate the capital accumulation and estate planning objectives of officers.

VIII. Tax/Legal/Accounting Factors. The restrictions imposed by taxing authorities, laws and required accounting treatments will be considered in the design and administration of compensation programs. These will be balanced by the desirability of preserving, to the degree possible, the Board's decision-making flexibility.

IX. Decision-Making Authority. The Board of Directors will monitor and review officer compensation programs, in aggregate, to ensure consistency with the overall compensation philosophy and guiding principles. The Board will approve the salaries of the individuals holding the positions described herein as officers and will have authority, with respect to incentives and benefits, as is described in the relevant plan or program.